Exhibit 99.1

News Release

For Further Information:
Jessica Gulis, 248.559.0840
ir@cnfrh.com

Conifer Holdings Announces Estimated Storm Losses for Second Quarter 2023

Birmingham, MI, July 28, 2023 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced preliminary unaudited pre-tax net catastrophe loss estimates for the second quarter ended June 30, 2023.

The Company expects pre-tax catastrophe losses of approximately $5.4 million during the second quarter ending June 30, 2023.  These losses stemmed predominantly from the multiple convection storms that largely impacted Oklahoma and Texas in the second quarter. As a result, the Company expects to post a net loss of approximately $4.7 million in the period.  These amounts represent management’s best estimates as of the date of this press release and are subject to change.

Excluding the impact of these storm-related losses, in the second quarter of 2023, the Company estimates it would have posted net income of approximately $700,000.

While the Company currently expects its results for the six months ended June 30, 2023 to be near the approximate amounts set forth above, the review of the Company’s financial statements for the six months ended June 30, 2023 has not been completed. During the course of the Company’s preparation of its financial statements and related notes and the completion of the review for the six months ended June 30, 2023, additional adjustments to the preliminary estimated financial information presented below may be identified. Any such adjustments may be material. The Company’s independent registered public accounting firm, Plante & Moran, PLLC, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data, and, accordingly, Plante & Moran, PLLC does not express an opinion or any other form of assurance with respect thereto.

The Company will host a conference call/webcast on Thursday, August 10, 2023 at 8:30am Eastern Time to discuss full financial results for the second quarter ended June 30, 2023.  The Company plans to release its second quarter financial results after the market closes on Wednesday, August 9, 2023.

Conifer Holdings, Inc.	Page 2
July 28, 2023
Investors, analysts, employees and the public are invited to listen to the conference call via:

Webcast:	CNFR Q2 2023 Financial Results Webcast
or on the Event Calendar at IR.CNFRH.com
Conference Call:	844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived and available for replay on the Conifer Holdings website at IR.CNFRH.com.

Individuals who listen to the call should refer to Conifer Holdings’ audited consolidated financial statements and related notes included in its annual form 10-K, filed on March 27, 2023 with the Securities and Exchange Commission (the “SEC”).

About the Company

Conifer Holdings, Inc. is a specialty insurance holding company, offering customized coverage solutions tailored to the needs of our insureds nationwide.  Conifer is traded on the NASDAQ exchange under the symbol “CNFR”.   Additional information is available on the Company’s website at www.CNFRH.com.

Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 27, 2023 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.